CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement No. 333-128859 of The Procter & Gamble Company on Form S-8 of our report dated March 15, 2019, relating to the financial statements appearing in this Annual Report on Form 11-K of The Gillette Company Global Employee Stock Ownership Plan for the year ended December 31, 2018.
 /s/Deloitte LLP

DELOITTE LLP

 Reading, United Kingdom

March 15, 2019